Exhibit 1
Subscription Agreement and related schedules, acknowledgements, provisions and forms. Collectively, these pages together are referred to as the “Agreement”.
PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT
TO: Pan American Lithium Corp. (the “Issuer”), of Suite 110, 3040 N. Campbell Avenue, Tucson, AZ 85719
Subject and pursuant to the terms set out in the Terms on page 4, the General Provisions on pages 5 to 19 and the other schedules, acknowledgements, provisions and forms attached which are hereby incorporated by reference, the undersigned purchaser (the “Investor”) hereby irrevocably subscribes for, and on the Closing Date, will purchase from the Issuer, the following common shares in the capital of the Issuer (the “Shares”) at the following price:
10,522,090 Shares
C$0.136 per Share for a total purchase price of C$1,431,004.24
The Investor owns, directly or indirectly, the following securities of the Issuer:

[Check if applicable] The Investor is ☐ an insider of the Issuer or ☐ a member of a Pro Group
[Check if applicable] The Investor has on file with the Exchange a current Form 4C ☐
The Investor directs the Issuer to issue, register and deliver the certificates representing the Shares as follows:

REGISTRATION INSTRUCTIONS	DELIVERY INSTRUCTIONS

POSCO CANADA LTD.

Name to appear on certificate	Name and account reference, if applicable

Hyeeseon Hwang

Account reference if applicable	Contact name
650 W. Georgia Street Suite 2350	650 W. Georgia Street Suite 2350
Vancouver B.C. V6B 4N9, Canada	Vancouver B.C. V6B 4N9, Canada

Address	Address
+1-604-669-6689

Telephone Number
EXECUTED by the Investor this 23rd day of August, 2011. By executing this Agreement, the Investor certifies that the Investor and any beneficial purchaser for whom the Investor is acting is resident in the jurisdiction shown as the “Address of Investor”.

EXECUTION BY INVESTOR:

/s/ Yong Keun Kim

Authorized signatory

POSCO CANADA LTD.

Name of Investor and/or authorized signatory (please print)

Name of beneficial purchaser for whom Investor is contracting (if applicable) (please print)
Accepted this 23rd day of August, 2011	650 W. Georgia Street Suite 2350
Vancouver B.C. V6B 4N9, Canada

PAN AMERICAN LITHIUM CORP.	Address of Investor (residence)
Per:
/s/ Andrew Brodkey	Address of beneficial purchaser (if applicable)

Authorized signatory
+1-604-669-6689/ hyeeseon@poscan.com

Telephone number and e-mail address
The Issuer accepts the subscription as set forth above on the terms and conditions contained in this Agreement.

Agreement (with related schedules, acknowledgements, provisions and forms)
FORM 4C
CORPORATE PLACEE REGISTRATION FORM
As the Investor is subscribing as a corporation, the following information about the Investor must be provided. This Form will remain on file with the Exchange. The Investor need only file it on one time basis, and it will be referenced for all subsequent private placements in which it participates. If any of the information provided in this Form changes, the Investor must notify the Exchange prior to participating in further placements with Exchange listed companies. As a result of the Offering, the Investor will become an Insider of the Issuer, and Insiders of the Investor are reminded that they must file a Personal Information Form (2A) or, if applicable, Declarations, with the Exchange.
1.	Placee Information:
(a)	Name: POSCO CANADA LTD.

(b)	Complete Address: 650 W Georgia St Suite 2350, Vancouver BC, V6B 4N9

(c)	Jurisdiction of Incorporation or Creation: Province of British Columbia
2.	Portfolio Manager
(a)	Is the Placee purchasing securities as a portfolio manager (Yes/No)? No

(b)	Is the Placee carrying on business as a portfolio manager outside of Canada (Yes/No)? No
3.	If the answer to 2(b) above was “Yes”, the undersigned certifies that:
(a)
It is purchasing securities of an Issuer on behalf of managed accounts for which it is making the investment decision to purchase the securities and has full discretion to purchase or sell securities for such accounts without requiring the client’s express consent to a transaction;

(b)
it carries on the business of managing the investment portfolios of clients through discretionary authority granted by those clients (a “portfolio manager” business) in                      [jurisdiction], and it is permitted by law to carry on a portfolio manager business in that jurisdiction;

(c)	it was not created solely or primarily for the purpose of purchasing securities of the Issuer;

(d)	the total asset value of the investment portfolios it manages on behalf of clients is not less than $20,000,000; and

(e)
it has no reasonable grounds to believe, that any of the directors, senior officers and other insiders of the Issuer, and the persons that carry on investor relations activities for the Issuer has a beneficial interest in any of the managed accounts for which it is purchasing

4.	If the answer to 2(a). above was “No”, please provide the names and addresses of control persons of the Placee:

Name	City	Province or State/Country
POSCO	Seoul	Republic of Korea
The undersigned acknowledges that it is bound by the provisions of applicable Securities Law, including provisions concerning the filing of insider reports and reports of acquisitions.

Agreement (with related schedules, acknowledgements, provisions and forms)
Acknowledgement — Personal Information
“Personal Information” means any information about an identifiable individual, and includes information contained in sections 1, 2 and 4, as applicable, of this Form.
The undersigned hereby acknowledges and agrees that it has obtained the express written consent of each individual to:
(a)	the disclosure of Personal Information by the undersigned to the Exchange (as defined in Appendix 6B) pursuant to this Form; and
(b)	the collection, use and disclosure of Personal Information by the Exchange for the purposes described in Appendix 6B or as otherwise identified by the Exchange, from time to time.
Dated at 650 W Georgia St Suite 2350, Vancouver BC, V6B 4N9, Canada on August 23rd, 2011.

POSCO CANADA LTD.
(Name of Investor — Please Print)

/s/ Yong Keun Kim Authorized signatory

Yong Keun Kim Name of authorized signatory

President Official capacity of authorized signatory
THIS IS NOT A PUBLIC DOCUMENT

Agreement (with related schedules, acknowledgements, provisions and forms)
TERMS

Reference date of this Subscription Agreement (the “Agreement”)	August 23, 2011

The Offering

The Issuer	Pan American Lithium Corp. (the “Issuer”), a corporation duly organized and existing under the Business Corporations Act (British Columbia).

The Investor	POSCO Canada Ltd., a corporation duly organized and existing under the laws of the Province of British Columbia (the “Investor”).

Offering	The offering (the “Offering”) consists of 10,522,090 common shares of the Issuer (the “Shares”).

Price	C$0.136 per Share.

Selling Jurisdiction	The Shares may be sold in British Columbia (the “Selling Jurisdiction”).

Resale restrictions and legends	The Shares will be subject to a four month hold period as set out in National Instrument 45-102 — Resale Restrictions and as may be required by the policies of the TSX Venture Exchange (the “Exchange”) that commences on the Closing Date, as defined below.

The Investor acknowledges that the certificates representing the Shares will bear the following legends:

“Unless permitted under securities legislation, the holder of this security must not trade the security before [insert the date that is four months and a day after the distribution date.]”

“Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert the date that is four months and a day after the distribution date].”

Closing Date	Payment for, and delivery of, the Shares is scheduled to occur on or before September 16, 2011 or such other date as may be determined by the Issuer and the Investor (the “Closing Date”).

Stock exchange listings	Shares of the Issuer are listed on the Exchange.

End of Terms

Agreement (with related schedules, acknowledgements, provisions and forms)
GENERAL PROVISIONS
1	DEFINITIONS

1.1	In the Agreement, the following words have the following meanings unless otherwise indicated:
(a)	“Acceptance Notice” shall have the meaning ascribed to such term in Section 9.4.

(b)	“Action” shall have the meaning ascribed to such term in Section 3.1(k).

(c)	“Affiliate” has the meaning set out in the Business Corporations Act (British Columbia).

(d)	“Agreement” has the meaning assigned in the Terms.

(e)
“Applicable Legislation” means, as applicable, the securities laws, regulations, rules, rulings and orders of the Selling Jurisdiction and in jurisdictions where the Issuer is a reporting issuer and all applicable administrative policy statements issued by the securities regulatory authorities in the Selling Jurisdiction and in jurisdictions where the Issuer is a reporting issuer together with the applicable rules and policies of the Exchange.

(f)	“Articles of Incorporation” means the amended and restated articles of incorporation of the Issuer, as may be amended from time to time.

(g)	“Board” or “Board of Directors” means the board of directors of the Issuer.

(h)	“Closing” means the completion of the sale and purchase of the Shares.

(i)	“Closing Date” has the meaning assigned in the Terms.

(j)	“Commissions” means the securities regulatory authorities in the Selling Jurisdiction and in the jurisdictions where the Issuer is a reporting issuer.

(k)	“Disclosure Schedules” means the Disclosure Schedule attached hereto as Schedule A.

(l)	“Eligible Shares” shall have the meaning ascribed to such term in Section 9.2.

(m)
“Environmental Law” means any federal, state, provincial, local or foreign law, statute, code or ordinance, principle of common law, rule or regulation, as well as any permit, order, decree, judgment or injunction issued, promulgated, approved or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge or disposal of hazardous materials.

(n)	“Exchange” has the meaning assigned in the Terms.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p)	“Exempted Issuances” shall have the meaning ascribed to such term in Section 9.1.

(q)	“General Provisions” means those portions of the Agreement headed “General Provisions” and contained on pages 5 to 19.

(r)
“Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, governmental commission, department, board, subdivision, court, tribunal, or other governmental arbitrator, arbitral body or other authority.

(s)	“International Jurisdiction” means any jurisdiction other than Canada or the United States.

(t)	“Investor” has the meaning assigned in the Terms.

(u)	“Investor Nominee” shall have the meaning set forth in Section 8.1.

(v)	“Issuance Notice” shall have the meaning ascribed to such term in Section 9.3.

(w)	“Issuance Notice Period” shall have the meaning ascribed to such term in Section 9.4.

(x)	“Issuer” has the meaning assigned in the Terms.

(y)	“Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

(z)	“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(b).

(aa)	“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.1(z).

(bb)	“New Securities” shall have the meaning ascribed to such term in Section 9.1.

(cc)	“Notice of Articles” means the Notice of Articles of the Issuer, as may be filed from time to time.

(dd)	“Offering” has the meaning assigned in the Terms.

(ee)	“PER Notice” shall have the meaning ascribed to such term in Section 9.2.

(ff)	“PER Offering” shall have the meaning ascribed to such term in Section 9.2.

(gg)
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(hh)	“Personal Information” means any information about an identifiable individual, and includes information provided by the Investor in this Agreement.

(ii)	“Pilot Plant” shall have the meaning ascribed to such term in Section 10.1.

(jj)	“Pilot Plant Agreement” shall have the meaning ascribed to such term in Section 10.1.

(kk)	“Pilot Plant Notice” shall have the meaning ascribed to such term in Section 10.1.

(ll)	“Pilot Plant Notice Deadline” shall have the meaning ascribed to such term in Section 10.1.

(mm)	“Pilot Plant Right” shall have the meaning ascribed to such term in Section 10.1.

(nn)	“Preemptive Right” shall have the meaning ascribed to such term in Section 9.2.

(oo)
“Pro Rata Percentage” means a fraction, the numerator of which shall be the total number of the Issuer’s outstanding Shares (on a fully diluted basis) held by the Investor and the denominator of which shall be the total number of the Issuer’s outstanding Shares (on a fully diluted basis) held by all holders of Shares.

(pp)	“Proposed Issuance” shall have the meaning ascribed to such term in Section 9.3.

(qq)	“Proposed Recipient” shall have the meaning ascribed to such term in Section 9.2.

(rr)	“Public Record” means the documents filed by the Issuer on SEDAR as required by Applicable Legislation and on EDGAR as required by the Securities Act and the Exchange Act.

(ss)	“Regulation S” means Regulation S promulgated under the Securities Act.

(tt)	“Regulatory Authorities” means the Commissions and the Exchange.

(uu)	“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

(vv)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ww)	“Selling Jurisdiction” has the meaning assigned in the Terms.

(xx)
“Share Equivalents” means any securities of the Issuer or the Subsidiary which would entitle the holder thereof to acquire Shares at any time, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for Shares, or otherwise entitles the holder thereof to receive Shares.

(yy)	“Shares” has the meaning assigned in the Terms.

(zz)	“Subsidiary” means any subsidiary of the Issuer as set forth on the Disclosure Schedule.

(aaa)	“Terms” means those portions of the Agreement headed “Terms” and contained on page 4.

(bbb)	“Trading Day” means a day on which the Exchange is open for trading.

(ccc)	“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question.

(ddd)	“Transaction Documents” means this Agreement, all exhibits and schedules hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(eee)	“Waived Offering Period” shall have the meaning ascribed to such term in Section 9.5.
1.2	In the Agreement, the following terms have the meanings defined in Regulation S: “U.S. Person” and “United States”.

1.3	In the Agreement, unless otherwise specified, currencies are indicated in Canadian dollars.

2	ACKNOWLEDGMENTS, REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

2.1	Acknowledgements concerning the Offering
The Investor acknowledges that:
(a)
the Issuer has advised the Investor that the Issuer is relying on an exemption from the requirements to provide the Investor with a prospectus under section 2.10 of National Instrument 45-106 Prospectus and Registration Exemptions and to sell securities through a person registered to sell securities under the Applicable Legislation and, as a consequence of acquiring the Shares pursuant to this exemption, certain protections, rights and remedies provided by the Applicable Legislation, including, in most circumstances, statutory rights of rescission or damages, will not be available to the Investor; and

(b)
the Shares have not been registered under the Securities Act and may not be offered or sold in the United States unless registered under the Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available, and the Issuer has no obligation or present intention of filing a registration statement under the Securities Act in respect of the Shares.

2.2	Representations and Warranties of the Investor
The Investor hereby represents and warrants to the Issuer that the following are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date):
(a)	the Investor is purchasing as principal and has purchased that number of Shares having an acquisition cost to the Investor of not less than $150,000 to be paid on the Closing Date;
(b)
the Investor is not a person created or used solely to purchase or hold securities in order to comply with an exemption from the prospectus requirements of Applicable Legislation and, as a corporation, the Investor pre-existed the Offering and has a bona fide purpose other than investment in the Shares;

(c)	the applicable form(s) set forth on pages 1 to 3 are true and accurate;
(d)
the Investor has not received, nor has the Investor requested, nor does the Investor have any need to receive, any offering memorandum, or any other document describing the business and affairs of the Issuer in order to assist the Investor in making an investment decision in respect of the Shares and the Investor has not become aware of any advertisement in printed media of general and regular paid circulation, radio or television with respect to the distribution of the Shares;

(e)	no person has made to the Investor any written or oral representations:
(i)	that any person will resell or repurchase the Shares;

(ii)	that any person will refund the purchase price of the Shares; or

(iii)	as to the future price or value of any of the Shares;
(f)
the Investor is duly incorporated and is validly subsisting under the laws of the Province of British Columbia and has all requisite legal and corporate power and authority to execute and deliver this Agreement, to subscribe for the Shares as contemplated herein and to carry out and perform its covenants and obligations under the terms of this Agreement and the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Investor or of any agreement, written or oral, to which the Investor may be a party or by which the Investor is or may be bound;

(g)
the execution and delivery of each of this Agreement and the other Transaction Documents by the Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Investor and no further action is required by the Investor, its board of directors or the Investor’s stockholder in connection herewith or therewith;

(h)	this subscription has not been solicited in any other manner contrary to the Applicable Legislation or the Securities Act;
(i)
the Investor has no knowledge of a “material fact” or “material change” (as those terms are defined in the Applicable Legislation) in the affairs of the Issuer that has not been generally disclosed to the public, except knowledge of this particular transaction;

(j)
the Investor is not a “control person” of the Issuer as defined in the Applicable Legislation, will not become a “control person” by virtue of this subscription for the Shares and does not intend to act in concert with any other person to form a control group of the Issuer;

(k)	the offer was not made to the Investor when the Investor was in the United States;
(l)	the Investor is not a U.S. Person;
(m)	the Investor is not and will not be purchasing Shares for the account or benefit of any U.S. Person;
(n)	this Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding agreement of the Investor enforceable against the Investor; and
(o)
the funds representing the aggregate subscription price for the Shares which will be advanced by the Investor hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Investor acknowledges that the Issuer may in the future be required by law to disclose the Investor’s name and other information relating to this Agreement and the Investor’s subscription hereunder, on a confidential basis, pursuant to such Act. To the best of its knowledge: (a) none of the subscription funds to be provided by the Investor (i) have been or will be derived from or related to any activity that is deemed criminal under the law of Canada, the United States, or any other jurisdiction, or (ii) are being tendered on behalf of a person or entity who has not been identified to the Investor; and (b) the Investor shall promptly notify the Issuer if the Investor discovers that any of such representations ceases to be true, and to provide the Issuer with appropriate information in connection therewith.

2.3	Reliance, indemnity and notification of changes
The representations and warranties in the Agreement are made by the Investor with the intent that they be relied upon by the Issuer in determining its suitability as a purchase of Shares, and the Investor hereby agrees to indemnify the Issuer against all losses, claims, costs, expenses and damages or liabilities which the Issuer may suffer or incur as a result of reliance thereon. The Investor undertakes to notify the Issuer immediately of any change in any representation, warranty or other information relating to the Investor set forth in the Agreement which takes place prior to the Closing.
2.4	Survival of representations and warranties
The representations and warranties contained in this Section will survive the Closing Date and the delivery of the Shares for a period of two years from the Closing Date.
3	REPRESENTATIONS AND WARRANTIES OF THE ISSUER
3.1 Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Issuer hereby represents and warrants to the Investor that the following are true and complete as of the date of this Agreement, the Closing (or, if made as of a specified date, as of such date) and will be true and complete as of the Closing Date as though made on the Closing Date:
(a)
the Subsidiary set out in the Disclosure Schedule is the sole direct and indirect Subsidiary of the Issuer. Except as disclosed in the Disclosure Schedule, the Issuer owns, directly or indirectly, all of the capital stock or other equity interests of the Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of the Subsidiary are validly issued and are fully paid and non-assessable;

(b)
the Issuer and the Subsidiary are each duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Issuer nor the Subsidiary is in violation nor default of any of the provisions of its respective organizational or charter documents. The Issuer and the Subsidiary are each duly qualified to conduct business and are each in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by each makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Issuer and the Subsidiary, taken as a whole, or (iii) a material adverse effect on the Issuer’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification;

(c)
the Issuer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of this Agreement and the other Transaction Documents by the Issuer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Issuer and no further action is required by the Issuer, the Board of Directors or the Issuer’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Issuer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law;

(d)
the execution, delivery and performance by the Issuer of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Issuer’s or the Subsidiary’s organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Issuer or the Subsidiary, require any consent, approval or notice under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Issuer or the Subsidiary debt or otherwise), commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which the Issuer or the Subsidiary is a party or by which any property or asset of the Issuer or the Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Issuer or the Subsidiary is subject, or by which any property or asset of the Issuer or the Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect;

(e)
the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Issuer of the Transaction Documents, other than: (i) a press release, Material Change Report and corresponding Form 6-K to announce the Closing in accordance with Applicable Legislation and the Exchange Act, (ii) the notice and/or application(s) to the Exchange for the issuance and sale of the Shares and the listing of the Shares for trading thereon in the time and manner required thereby and (iii) the filing of a Form 45-106F1 with the British Columbia Securities Commission within 10 days of the Closing Date (collectively, the “Required Approvals”);

(f)
the Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Issuer other than restrictions on transfer as set out under the heading “Terms”. The Issuer has reserved from its duly authorized capital stock the number of Shares issuable pursuant to this Agreement;

(g)
The number of issued and outstanding Shares as at the date hereof is as set forth on the Disclosure Schedule, which also includes the number of Shares owned beneficially, and of record, by Affiliates of the Issuer as of the date hereof. Except as set forth in the Disclosure Schedule, the Issuer has not issued any securities since its most recent annual MD&A and interim financial statements filed on June 28, 2011. Except as disclosed herein, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Offering except for applicable finder’s fees payable as disclosed herein. Except as a result of the Offering and as set forth in the Public Record or the Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe to, calls or commitments whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any Shares, or contracts, commitments, understandings or arrangements by which the Issuer or the Subsidiary is or may become bound to issue additional Shares or Share Equivalents. Except for the payment of a finder’s fee as contemplated herein, the issuance and sale of the Shares will not obligate the Issuer to issue Shares or other securities to any Person (other than the Investor) and will not result in a right of any holder of Issuer securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all Applicable Legislation, and none of such outstanding Shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Shares. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Shares to which the Issuer is a party or, to the knowledge of the Issuer, between or among any of the Issuer’s stockholders;

(h)
the Issuer has filed all reports, schedules, forms, statements and other documents required to be filed by the Applicable Legislation for the two years preceding the date hereof and have filed such reports on a timely basis. As of their respective dates, the reports complied in all material respects with the requirements of the Applicable Legislation and none of the reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading . The financial statements of the Issuer included in the reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Applicable Legislation with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Issuer on a consolidated basis as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments;

(i)	the Issuer is not aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will have Material Adverse Effect;
(j)
the Shares are listed and posted for trading on the Exchange and no order ceasing or suspending trading of the Shares has been issued and no proceedings for such purpose are pending or, to the best of the Issuer’s knowledge, information and belief, threatened;

(k)
there is no claim, action, suit, inquiry, notice of violation, proceeding, arbitration, appeal, criminal prosecution, audit, injunction, preliminary injunction, or investigation pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer, the Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Issuer nor the Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Issuer, there is not pending or contemplated, any investigation by the Commissions involving the Issuer or any current or former director or officer of the Issuer;

(l)
neither the Issuer nor the Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Issuer or the Subsidiary under), nor has the Issuer or the Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) neither the Issuer nor the Subsidiary has been notified by any Governmental Authority of any violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect;

(m)
with respect to all mineral concessions under the laws of the Republic of Chile that are material to the business of the Issuer and the Subsidiary, the Issuer and the Subsidiary are either the registered owners of such concessions, or such concessions are held in the name of parties with whom the Issuer and Subsidiary have agreements to obtain such rights; in each case such concessions are in good standing and free and clear of all Liens, except for (i) Liens as do not materially affect the value of such concessions and do not materially interfere with the use made and proposed to be made of such property by the Issuer and the Subsidiary and (ii) Liens for the payment of federal, provincial, state or other taxes or charges, the payment of which is neither delinquent nor subject to penalties;

(n)
neither the Issuer nor the Subsidiary has been notified by any Governmental Authority of any violation of any Environmental Law, nor to the knowledge of the Issuer, do any facts or circumstances exist that are reasonably likely to give rise to any such liability, affecting any of the properties owned or leased by the Issuer or the Subsidiary that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Issuer, neither the Issuer nor the Subsidiary has violated any Environmental Law applicable to it now or previously in effect, other than such violations or infringements that could reasonably be expected to have a Material Adverse Effect;

(o)	all exploration activities conducted by the Issuer or the Subsidiary have been conducted in all material respects in accordance with good exploration practices;
(p)	the issuer holds no patent applications, registered copyrights, registered trademarks and the Issuer does not have any third party licenses valued at $5,000 or more on an individual basis;
(q)
the Issuer is not aware of any facts or circumstances which would prevent or impede the Issuer and the Subsidiaries from complying with the Sarbanes-Oxley Act of 2002, except that, as of the Closing Date, the Issuer’s and the Subsidiary’s internal controls over financial reporting and disclosure controls and procedures were not effective, as the Issuer and the Subsidiary each had material weaknesses in their internal controls over financial reporting and disclosure controls and procedures including: (i) due to the Issuer’s limited number of staff, it is not feasible to achieve complete segregation of incompatible duties; (ii) due to the Issuer’s limited number of staff, it does not have a sufficient number of finance personnel with all the technical accounting knowledge to address all complex and non-routine accounting transactions that may arise; and (iii) the Issuer does not have a whistle blower policy in place;

(r)
except for a payment to Flex International Ltd. as a finder’s fee with respect to the Offering, no brokerage or finder’s fees or commissions are or will be payable by the Issuer or the Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents;

(s)	The Exchange has granted conditional approval for the Offering;

(t)	no Person has any right to cause the Issuer to effect the registration under the Applicable Legislation or the Securities Act of any securities of the Issuer or the Subsidiary;
(u)
the Issuer has not, in the 12 months preceding the date hereof, received notice from the Exchange that the Issuer is not in compliance with the listing or maintenance requirements of the Exchange. The Issuer has been and is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements of the Exchange;

(v)	the Issuer does not have a poison pill, shareholder rights plan or other similar anti-takeover provision under the Issuer’s organizational or charter documents;
(w)
assuming the accuracy of the Investor’s representations and warranties set forth in Section 2.2, neither the Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Issuer for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act;

(x)
except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Issuer and the Subsidiary each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Issuer or of the Subsidiary know of no basis for any such claim;

(y)
neither the Issuer nor the Subsidiary, to the knowledge of the Issuer, any agent or other person acting on behalf of the Issuer or the Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Issuer or the Subsidiary (or made by any person acting on its behalf of which the Issuer is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA; and

(z)
the operations of the Issuer and the Subsidiary are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or the Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer or the Subsidiary, threatened.

3.2	Reliance, indemnity and notification of changes
The representations and warranties in the Agreement are made by the Issuer with the intent that they be relied upon by the Investor in connection with the purchase of the Shares, and the Issuer hereby agrees to indemnify the Investor against all losses, claims, costs, expenses and damages or liabilities which the Investor may suffer or incur as a result of reliance thereon. The Issuer undertakes to notify the Investor immediately of any change in any representation, warranty or other information relating to the Issuer set forth in the Agreement which takes place prior to the Closing.
3.3	Survival of representations and warranties
The representations and warranties contained in this Section will survive the Closing Date and the delivery of the Shares for a period of two years from the Closing Date.

4	PERSONAL INFORMATION
The Investor provides its consent to:
(a)
the disclosure of Personal Information by the Issuer to the Exchange, to the Ontario Securities Commission and to any other applicable securities regulatory authorities, the Issuer’s registrar and transfer agent, legal counsel and any other party involved in the purchase and sale of the Shares;

(b)	the collection, use and disclosure of Personal Information by the Exchange, or as otherwise identified by the Exchange, from time to time; and
(c)	the collection, use and disclosure of Personal Information by the Commissions and the Exchange for the purposes set out in Appendix 6B of the Exchange’s Corporate Finance Manual.
5	CLOSING
5.1	The Closing will occur at 10:00 a.m. (Vancouver time) on the Closing Date at the offices of the Investor located at 650 W Georgia Street Suite 2350, Vancouver, British Columbia, Canada V6B4N9.
5.2	At or prior to Closing, the Investor will deliver to the Issuer the following:
(a)	the Agreement and all applicable acknowledgements, provisions and required forms, duly executed;
(b)	payment in full of the purchase price as set out on page 1 of this Agreement by wire transfer as follows:
Bank Wire Information
CAD Funds Only

Pay Directly To:	Royal Bank of Canada
SWIFT BIC CODE: ROYCCAT2
Payments Processing Centre
180 Wellington Street West
Toronto, Ontario, Canada M5J 1J1

Receiving Accnt:	Canadian Western Bank
100-666 Burrard Street
Vancouver, BC, V6C 2X8
Vancouver Park Place
Account Number
1010041770
Pan American Lithium Corp.
Contact Information
3040 N. Campbell Ave. #110
Tucson, Arizona 85719
520.989.0032

(c)	Personal Information Form on Form 2A with respect to the Investor Nominee, duly completed and executed with applicable filing fees;

(d)	duly executed consent to act signed by the Investor Nominee; and
(e)	duly executed waiver and proxy signed by the Investor Nominee in accordance with the terms herein.
5.3	At Closing, the Issuer will deliver by hand delivery to the Investor the following:
(a)	the Agreement and all applicable acknowledgements, provisions and required forms, duly executed;
(b)	a share certificate representing the Shares purchased by the Investor and registered in the name of the Investor with the legends included thereon as set out under the heading “Terms”; and

(c)	evidence of approval of the Offering from the Exchange.
6	POST CLOSING
6.1 Following the Closing Date, the Investor agrees to promptly file an Early Warning Report and Press Release in accordance with National Instrument 62-103 and an Insider Report in accordance with National Instrument 55-102.
6.2 Following the Closing Date, the Issuer agrees to promptly file a press release, Material Change Report and Form 6-K regarding the Closing of the Offering and a Form 45-106F1 with respect to the Offering (in no event longer than 10 days from the Closing Date).
7	CLOSING CONDITIONS
7.1 The obligations of the Issuer hereunder in connection with the Closing are subject to the following conditions being met:
(a)
the representations and warranties made in the Agreement qualified as to materiality are true and correct as of the date of the Closing Date and the representations and warranties made in the Agreement not so qualified are true and correct in all material respects as of the Closing Date;

(b)	all obligations, covenants and agreements of the Investor required to be performed at or prior to the date of the Closing shall have been performed;
(c)	the delivery by the Investor of the items set forth in Section 5.2 of this Agreement; and
(d)	the Issuer shall have received final approval from the Exchange for the transactions herein.
7.2 The obligations of the Investor hereunder in connection with the Closing are subject to the following conditions being met:
(a)
the representations and warranties made in the Agreement qualified as to materiality are true and correct as of the date of the Closing Date and the representations and warranties made in the Agreement not so qualified are true and correct in all material respects as of the Closing Date;

(b)	all obligations, covenants and agreements of the Issuer required to be performed at or prior to the date of the Closing shall have been performed;
(c)	the delivery by the Issuer of the items set forth in Section 5.3 of this Agreement;
(d)
all consents of any Person necessary to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local shall have been obtained, and a copy of each such consent shall have been provided to Investor at or prior to the date of the Closing; and

(e)
from the date hereof to the date of the Closing, trading in the Common Stock shall not have been suspended or ceased by the Commission, a Canadian securities regulatory authority or the Issuer’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market.

8	INVESTOR NOMINEE
8.1 Appointment of Investor Nominee
(a)
As soon as practicable after the Closing Date, and subject to: (i) receipt of Exchange approval following delivery and acceptance of a Personal Information Form on Form 2A and payment of filing fees by the Investor; and (ii) receipt of a signed consent to act as director, the Issuer shall appoint to the Board a director nominated by the Investor (the “Investor Nominee”).

(b)
Subject to Exchange approval, the Issuer’s Board of Directors shall nominate the Investor Nominee at each annual meeting for as long as the Investor owns not less than 10% of the issued and outstanding Shares. The Investor Nominee shall execute a blanket waiver of notice for Board meetings and a proxy to one of the existing directors of the Issuer to vote on behalf of the Investor Nominee on all matters before the Board in the ordinary course of business. Such waiver and proxy shall not be effective for any annual and quarterly Board meetings or for matters which fall outside the ordinary course of business.

8.2 The Investor Nominee shall be entitled to examine the books and accounts of the Issuer and shall have free access, at all reasonable times and with prior written notice, to any and all properties and facilities of the Issuer at the cost of the Investor. The Issuer shall provide such information relating to the business affairs and financial position of the Issuer as the Investor Nominee may require. The Investor Nominee may provide such information to the Investor provided that the Investor signs a non-disclosure agreement with respect to any material non-public information and provided that the Investor does not use the information for any purpose other than maintaining their investment in the Issuer or with respect to the Pilot Plant.
8.3 For so long as the Investor owns not less than 10% of the issued and outstanding Shares, the Issuer shall not, without the prior written approval of the Investor Nominee:
(a)	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Issuer;
(b)
effect a sale of all or substantially all of the Issuer’s assets or which results in the shareholders prior to the transaction owning less than a majority of the voting power of the Shares after the transaction;

(c)
except for : (i) project financing non-recourse to the Issuer; (ii) debts attributable to trade creditors and unpaid salaries or consulting fees; or (iii) the issuance of convertible debt securities (including convertible preferred shares), incur any debt for borrowing money, if the aggregate indebtedness of the Issuer and the Subsidiary for borrowed money following such action would exceed $1,000,000;

(d)
take any action that results in the Issuer holding the capital stock of any Subsidiary that is not wholly-owned (directly or indirectly) by the Issuer, other than: (i) in connection with the formation of Subsidiaries of the Issuer which are not wholly owned but jointly owned with one or more with local shareholders who hold an equity interest solely for the purpose of administrative reasons or to comply with local regulations; or (ii) the proposed acquisition of a majority of the issued and outstanding shares of Escondidas International S.A. de C.V. under the Share Option Agreement dated December 18, 2009, as amended;

(e)
amend, alter, waive or repeal any provision of the organizational or charter documents of the Issuer provided that the Issuer shall be allowed to amend its Notice of Articles: (i) to issue a class of Preferred Stock, in accordance with its 2011 Annual Meeting of Shareholders set for August 5, 2011 and (ii) to issue one or more series of Preferred Stock with the rights and restrictions as determined by the Board; or

(f) substantially change the scope of the Issuer’s business.
9	PREEMPTIVE RIGHTS
9.1 For purpose of this Section 9, “New Securities” shall mean all Shares, whether now authorized or not, issued by the Issuer after the date of this Agreement other than the following issuances (collectively, the “Exempted Issuances”):
(d)	the issuance of Shares upon the due conversion or exercise of certain options, warrants or other securities outstanding on the Closing Date;
(e)	the grant of Shares, options or warrants to directors, officers, employees or consultants for bona fide compensation or consulting services to such persons;
(f)	the issuance of Shares upon the due conversion or exercise of certain of the securities described in (b) above;
(g)
the issuance of Shares for the settlement of trade debts or other debts of the Issuer, including debts owed to officers, directors, employees or consultants for unpaid salaries, fees, expenses or advances to the Issuer;

(h)	grants of Shares, warrants or options or similar rights to banks, brokers, agents or finders in connection with any financing or PER offering; or
(i)	grants of Shares, warrants or options in connection with any asset purchases, exchanges or acquisitions.
9.2 For so long as the Investor owns no less than 10% of the issued and outstanding Shares, the Issuer shall not issue New Securities other than in connection with an Exempted Issuance (the “PER Offering”) to any Person (the “Proposed Recipient”) unless the Issuer shall have also offered to the Investor in writing (the “PER Notice”) the right (the “Preemptive Right”) to purchase up to that number of Shares such that the Investor’s Pro Rata Percentage upon the consummation of the PER Offering (as calculated to include any Shares or Share Equivalents acquired by the Investor pursuant to the exercise of its Preemptive Right) remains equal to its Pro Rata Percentage prior to the issuance of New Securities (the “Eligible Shares”).
9.3 Not less than fifteen (15) calendar days before a proposed issuance of New Securities other than in connection with an Exempted Issuance (a “Proposed Issuance”), the Issuer shall deliver to the Investor written notice (the “Issuance Notice”) of the Proposed Issuance setting forth (a) the number, type and terms of the securities expected to be issued, (b) the consideration expected to be received by the Issuer in connection with the Proposed Issuance and (c) a general description of the identity of the Proposed Recipients.
9.4 Within thirty (30) calendar days following the receipt of the Issuance Notice (the “Issuance Notice Period”), the Investor may elect to exercise its rights under this Section 8 to purchase all but not less than all of the Eligible Shares on the same terms and conditions as set forth on the Issuance Notice by giving written notice to the Issuer (the “Acceptance Notice”). Except as provided in the next sentence, failure by the Investor to deliver the Acceptance Notice within the Issuance Notice Period shall be deemed a waiver by the Investor of its rights under this Section 8 with respect to such Proposed Issuance. If the Investor fails to deliver the Acceptance Notice solely because of the Issuer’s failure to comply with the notice provisions of Section 9, then the Issuer shall not issue securities to the Proposed Recipient until such due notice is given.

9.5 For a period of sixty (90) days following the expiration of the Issuance Notice Period (the “Waived Offering Period”), the Issuer may issue the New Securities with respect to which the Investor’s preemptive right under this Section 9 was waived or deemed to be waived, at a price and upon terms not more favorable to the Proposed Recipient thereof than specified in the Issuance Notice. In the event the Issuer has not completed the sale of the New Securities to the Proposed Recipient within the Waived Offering Period, the Issuer shall not thereafter issue or sell the New Securities without first again offering such New Securities to the Investor in the manner provided in this Section 9.
10	PILOT PLANT
10.1 The Investor shall have the right (the “Pilot Plant Right”), at its own cost and expense, until December 31, 2012 (the “Pilot Plant Notice Deadline”), to deliver written notice to the Issuer (the “Pilot Plant Notice”) of the Investor’s election to construct or commission the construction of a production or R&D facility (“Pilot Plant”) for the extraction of lithium or other minerals from brines at one of the Issuer’s Chilean brine properties mutually agreed to, and on terms to be mutually agreed by the Investor and the Issuer (the “Pilot Plant Agreement”). If the Investor elects not to exercise the Pilot Plant Right by failing to provide the Pilot Plant Notice on or prior to the Pilot Plant Notice Deadline, the Pilot Plant Right will terminate on such date and the Investor Nominee’s rights under Section 8 will terminate on such date, which, for greater certainty, includes the veto rights for certain corporate actions under section 8.3.
11	GOVERNING LAW
11.1 All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
12	MISCELLANEOUS
12.1 The Investor agrees to sell, assign or transfer the Shares only in accordance with the requirements of the Applicable Laws and the policies of the Exchange and any legends placed on the Shares as contemplated by the Agreement.
12.2 The contract arising out of this Agreement and all documents relating thereto, have been or will be drafted in English only by common accord among the parties.
12.3 The Issuer may rely on delivery by fax machine or e-mail of an executed copy of this subscription, and acceptance by the Issuer of such faxed or e-mailed copy will be equally effective to create a valid and binding agreement between the Investor and the Issuer in accordance with the terms of the Agreement. If less than a complete copy of this Agreement is delivered to the Issuer at Closing, the Issuer and its advisors are entitled to assume that the Investor accepts and agrees to all of the terms and conditions of the pages not delivered at Closing unaltered.
12.4 This Agreement is not assignable or transferable by the parties hereto without the express written consent of the other party to this Agreement.
12.5 Time is of the essence with respect to this Agreement.

12.6 Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for in this Agreement, this Agreement contains the entire agreement between the parties with respect to the purchase and sale of the Shares and there are no other terms, conditions, representations or warranties whether expressed, implied, oral or written, by statute, by common law, by the Issuer or by anyone else.
12.7 The parties to this Agreement may amend this Agreement only in writing.
12.8 This Agreement enures to the benefit of and is binding upon the parties to this Agreement and their successors and permitted assigns.
12.9 A party to this Agreement will give all notices to or other written communications with the other party to this Agreement concerning this Agreement by hand or by registered mail addressed to the address given on page 1 of this Agreement.
12.10 If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.
12.11 This Agreement is to be read with all changes in gender or number as required by the context.
12.12 The Issuer and the Investor shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Issuer nor the Investor shall issue any such press release nor otherwise make any such public statement without the prior consent of the Issuer, with respect to any press release of the Investor, or without the prior consent of the Investor, with respect to any press release of the Issuer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.
End of General Provisions